As filed with the Securities and Exchange Commission on September 2, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT AND
POST-EFFECTIVE AMENDMENT NO. 1
UNDER
THE SECURITIES ACT OF 1933

AETHER HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2783217

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

621 E. Pratt Street, Suite 601
Baltimore, MD	21202

(Address of Principal Executive Offices)	(Zip Code)
1999 Equity Incentive Plan
and
Acquisitions Incentive Plan
(Full Title of the Plan)
DAVID C. REYMANN
Chief Financial Officer and Secretary
621 E. Pratt Street, Suite 601
Baltimore, MD 21202
(443) 573-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
MARK D. DIRECTOR, ESQ.
Kirkland & Ellis LLP
655 15th Street, N.W., Suite 1200
Washington, DC 20005
(202) 879-5000
CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to be	Proposed maximum	Proposed maximum	Amount of
registered	registered (1)	offering price per share	aggregate offering price	registration fee
Common Stock, par value $0.01 per share	973,866 (2)	$3.64	$3,540,003	$417 (3)

(1) Pursuant to Rule 416 under the Securities Act if 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reasons of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2) This Registration Statement registers an additional 973,866 shares under the 1999 Equity Incentive Plan, under which 7,829,923 shares have already been registered.
(3) Estimated for purposes of calculating the Registration Fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended as follows: (i) in the case of shares to be purchased upon the exercise of outstanding options, the fee is based on the exercise price of the option and (ii) in the case of shares of common stock for which options have not been granted and/or may hereafter be granted under the Plan, and the option price is therefore unknown, the fee is based on the average of the high and low sale prices per share of common stock quoted on the Nasdaq National Market on August 31, 2005 (within 5 business days prior to the filing of this Registration Statement).

EXPLANATORY NOTE
     This filing constitutes a Registration Statement (the “Registration Statement”) registering 973,866 additional shares of common stock of Aether Holdings, Inc. under the 1999 Equity Incentive Plan and Post-Effective Amendment No. 1 to Registration Number 333-91369 and Registration Statement No. 333-52222 (the “Post-Effective Amendment”). The Post-effective Amendment No. 1 is being filed pursuant to Rule 414 under the Securities Act, in connection with the corporate reorganization (the “Reorganization”) of Aether Systems, Inc. (“Aether”) as described in the proxy statement/prospectus on Form S-4 filed by Aether on May 27, 2005. In the Reorganization, which was approved by Aether’s stockholders on July 12, 2005, Aether became a wholly owned subsidiary of the Registrant and each share of common stock of Aether was converted automatically into the right to receive one share of common stock of the Registrant.
     In accordance with Rule 414, the Registrant, as the successor issuer to Aether, hereby expressly adopts the Registration Statement related to each of the 1999 Equity Incentive Plan and the Acquisitions Incentive Plan of Aether, as well as the respective plan to which it relates, as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.
     This Registration Statement registers additional shares of common stock under the 1999 Equity Incentive Plan. Pursuant to General Instruction E of this Registration Statement on Form S-8, the contents of Registration Statement on Form S-8 that was previously filed with the Securities and Exchange Commission on November 19, 1999 (SEC File No. 333-91369) are incorporated herein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The description of the Registrant’s common stock contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 27, 2005 is incorporated by reference into this document.
Item 5. Interests of Named Experts and Counsel.
     George P. Stamas, a director of the Registrant, is a partner in the law firm of Kirkland & Ellis LLP, which provides legal services to the Registrant.
Item 6. Indemnification of Directors and Officers.
General Corporation Law
     We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
Certificate of Incorporation and By-Laws
     Our Certificate of Incorporation and By-laws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware.
Liability Insurance
     Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us.
Item 8 Exhibits

II-1

The exhibits listed in the accompanying Exhibit Index are filed (expect where otherwise noted) as part of this Registration Statement.

Exhibit No.	Description
4.1	Certificate of Incorporation of Aether Holdings, Inc.

4.2	By-laws of Aether Holdings, Inc.

4.3	Specimen of Common Stock certificate of the Registrant (incorporated by reference from Exhibit 4.1 of Form S-4 filed with the SEC on May 27, 2005)

4.4	1999 Stock Incentive Plan (incorporated by reference from Exhibit 4.1 of Form S-8 filed with the SEC on November 19, 1999)

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of KPMG LLP

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page to this Registration Statement)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement and Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 2 day of September, 2005.

AETHER HOLDINGS, INC.

By:	/s/ David S. Oros
Name: David S. Oros
Title: Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Reymann and David S. Oros, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement and Post-Effective Amendment relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
* * * *
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Post-Effective Amendment No. 1 of Form S-8 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Dates
/s/ David S. Oros David S. Oros	Director and Chief Executive Officer (principal executive officer)	September 1, 2005

/s/ David C. Reymann David C. Reymann	Chief Financial Officer (principal financial officer and principal accounting officer)	September 1, 2005

/s/ J. Carter Beese, Jr. J. Carter Beese, Jr.	Director	September 1, 2005

/s/ James T. Brady	Director	September 1, 2005
James T. Brady

/s/ Jack B. Dunn IV Jack B. Dunn IV	Director	September 1, 2005

/s/ Edward J. Mathias Edward J. Mathias	Director	September 1, 2005

/s/ Truman T. Semans Truman T. Semans	Director	September 1, 2005

/s/ George P. Stamas George P. Stamas	Director	September 1, 2005